UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2016

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ZAIS GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35848	46-1314400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322 Red Bank, NJ	07701-1106
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 978-7518

N/A
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

ZAIS REIT Management, LLC (the “Advisor”), a wholly owned subsidiary of ZAIS Group Holdings, Inc. (the “Company”), is the external investment advisor to ZAIS Financial Corp. (“ZFC”). On April 7, 2016, ZFC announced that it had entered into an agreement and plan of merger (the “Merger Agreement”) with ZAIS Financial Partners, L.P. (“ZFC Operating Partnership”), the operating partnership of ZFC, ZAIS Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary of the ZFC, Sutherland Asset Management Corporation (“Sutherland”) and Sutherland Partners, L.P. (“Sutherland Operating Partnership”).

In connection with the Merger Agreement, the Advisor, ZFC, ZFC Operating Partnership, Sutherland and certain subsidiaries of ZFC entered into a termination agreement (the “Termination Agreement”) on April 6, 2016. Pursuant to the Termination Agreement, effective upon the closing of the transaction, the Third Amended and Restated Investment Advisory Agreement (the “Advisory Agreement”), dated as of August 11, 2014, by and among ZFC, the Advisor, ZFC Operating Partnership and ZFC’s subsidiaries will be terminated, and ZFC will pay the Advisor a termination fee in the amount of $8,000,000 on the closing date, with no additional termination fee payable under the Advisory Agreement. In addition, each party to the Termination Agreement waived termination notice requirements under the Advisory Agreement.

In the event that the Merger Agreement is terminated prior to the consummation of the transaction, the Termination Agreement will automatically terminate and be of no further effect.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the Termination Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The disclosure set forth above under Item 1.01 is incorporated by reference into this Item 1.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Termination Agreement dated April 6, 2016, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Asset I, LLC, ZAIS Asset II, LLC, ZAIS Asset III, LLC, ZAIS Asset IV, LLC, ZFC Trust, ZFC Trust TRS I, LLC, ZAIS REIT Management, LLC and Sutherland Asset Management Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS GROUP HOLDINGS, INC.

By:	/s/ Michael Szymanski
Michael Szymanski President

Date: April 8, 2016